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                                                                      EXHIBIT 11

                       SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (IN MILLIONS)


                                                 Three Months ended             Six Months ended
                                                    December 31,                   December 31,
                                                 ------------------          ---------------------
                                                 1996          1995          1996            1995
                                                 ----         -----          ----            ----
Net income/(loss)                               $ 6.1         $(65.1)        $ 8.2          $(48.2)
                                                -----         ------         -----          ------

Common shares:

   Weighted average shares
      outstanding during the period              74.0           73.5          73.9            73.4

   Potential dilutive exercise
      of stock options
      and warrants                                 .2             -- (1)        .2              -- (1)
                                                -----         ------         -----          ------

   Shares included in computation
      of earnings/(loss) per share               74.2           73.5          74.1            73.4
                                                =====         ======         =====          ======



    (1) Not presented as the effect is anti-dilutive.






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